EXHIBIT 99.1

Arbutus Appoints William Collier as Next President & CEO and Announces Retirement of Current President & CEO, Mark J. Murray Ph.D.

Former President of ViiV Healthcare North America joins Arbutus with decades of leadership experience in antivirals

WARMINSTER, Pa., June 17, 2019 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS), an industry-leading Hepatitis B Virus (HBV) therapeutic solutions company, today announced the appointment of William H. Collier as President and Chief Executive Officer, effective June 24th. Mr. Collier has also been appointed as a member of the Board of Directors of Arbutus, effective June 24th, to fill the vacancy created by the resignation of Mark J. Murray, Ph.D., from the Board of Directors. Dr. Murray will continue to serve as President and Chief Executive Officer and as a member of the Board of Directors until his retirement on June 23rd. Dr. Murray and Arbutus Biopharma entered into a consulting agreement on June 13, 2019 whereby Dr. Murray will provide transition services from June 24, 2019 to August 23, 2019.

Mr. Collier has over 30 years of experience as a senior executive in the pharmaceutical industry and previously served as President and General Manager, North America at ViiV Healthcare. At ViiV he led the industry-leading launches of several new treatments for HIV. Prior to joining ViiV in 2009, Mr. Collier held multiple senior leadership roles at GlaxoSmithKline. Earlier in his career he led the launches of new treatments for herpes and bacterial infections. Mr. Collier received his BSc in Mathematics and Management Sciences from the University of Manchester Institute of Science & Technology, UK, and served on The President’s Advisory Council on HIV/AIDS from 2014 to 2017.

“I am delighted to join Arbutus at this important inflection point in the company’s growth,” said Mr. Collier. “HBV represents a global public health threat. It is the world’s most common serious liver infection and is up to 100 times more infectious than the HIV virus. It is also the primary cause of liver cancer, which is the second leading cause of cancer death in the world. Regrettably, as yet, there are no effective curative treatments for these patients. I believe that Arbutus’ diverse pipeline focused on HBV has the promise to offer people suffering from Hepatitis B a potentially curative treatment.”

Dr. Mark Murray noted, “With the effective consolidation of Arbutus’s operations and scientific team in Warminster, Pennsylvania, a pipeline focused on a combination therapeutic regimen to cure HBV, and a clear strategic business plan in place, I believe this is an opportune time for me to retire and for Arbutus to move forward under Bill Collier’s leadership. I believe Bill’s extensive experience in the development and commercialization of multiple virology products and his passion for building competitive, high performing teams will be of great value to Arbutus.”

“I would like to thank Mark for his service and extend a warm welcome to Bill,” said Frank Torti, M.D., Chairman of Arbutus’ Board of Directors. “We are excited to have Bill join our exceptionally experienced team – one that has already demonstrated a remarkable ability to discover and develop important new anti-viral medicines – and look forward to him leading the next phase of the company’s growth.”

In connection with the appointment of Mr. Collier, Arbutus entered into an employment agreement with Mr. Collier that, among other things, provides for the grant of a stock option outside of Arbutus’ 2016 Omnibus Share and Incentive Plan, or any other equity incentive plans of Arbutus, as an inducement material to Mr. Collier’s entering into employment with Arbutus in accordance with Nasdaq Stock Market LLC Listing Rule 5635(c)(4). The stock option to purchase 1,112,000 common shares of Arbutus is being granted effective as of Mr. Collier’s start date on June 24, 2019. The stock option grant was approved by the independent Executive Compensation and Human Resources Committee of the Board of Directors in accordance with Nasdaq Stock Market LLC Listing Rule 5635(c)(4). The stock option will have an exercise price per share equal to the closing price per share of Arbutus’ common shares on the Nasdaq Global Select Market on June 24, 2019. The stock option will have a ten-year term and will vest as to 25% of the common shares on the one-year anniversary of Mr. Collier’s start date and as to an additional 1/48th of the total original number of common shares subject to Mr. Collier’s stock option on the corresponding day of each month over the three year period thereafter, subject to Mr. Collier’s continued employment with Arbutus through the applicable vesting dates.

About Arbutus
Arbutus Biopharma Corporation is a publicly traded (Nasdaq: ABUS) biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic Hepatitis B infection. Arbutus is developing multiple drug candidates, each of which have the potential to improve upon the standard of care and contribute to a curative combination regimen.  For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information
This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements in this press release include statements about Arbutus’ highly focused and diverse HBV pipeline having the promise to offer people suffering from Hepatitis B a potentially curative treatment.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the timely receipt of expected payments; the effectiveness and timeliness of preclinical and clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Arbutus' actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical studies and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus' products; economic and market conditions may worsen; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus' Annual Report on Form 10-K and Arbutus' continuous disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors
Mark J. Murray
President and CEO
Phone: 604-419-3200
Email: ir@arbutusbio.com

Media
Pam Murphy
Investor Relations Consultant
Phone: 604-419-3200
Email: ir@arbutusbio.com